UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Maxwell Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

April 9, 2009

To Our Stockholders:

It is my pleasure to invite you to attend the 2009 Maxwell Technologies, Inc. annual meeting of stockholders to be held on May 20, 2009 at 11:00 a.m., local time, at the Hilton San Diego Mission Valley hotel located at 901 Camino del Rio South, San Diego, California 92108.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We hope you will be able to attend the Annual Meeting to listen to a discussion on Maxwell’s 2008 performance and the outlook for this year, and answer any questions you may have about our Company.

We are pleased to implement the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 9, 2009, we expect to begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the proxy statement, you are urged to promptly vote in accordance with the instructions set forth on the Notice card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.

If you have any questions concerning the annual meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,

David J. Schramm Chief Executive Officer

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

To the Stockholders of

Maxwell Technologies, Inc.

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on May 20, 2009 at 11:00 a.m., local time, at the Hilton San Diego Mission Valley hotel located at 901 Camino del Rio South, San Diego, California 92108, for the purpose of considering and voting upon:

•	To elect three Class I members to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified.

•

To approve an amendment to the Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock which the Board of Directors may authorize to be issued from time to time in one or more series, with such rights, preferences and restrictions as are fixed by the Board of Directors.

•	To ratify the appointment of McGladrey & Pullen, LLP as our independent public accountants for the fiscal year ending December 31, 2009.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The foregoing business items are more fully described in the following pages, which are made part of this Notice.

WHO MAY VOTE:

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

By Order of the Board of Directors,

David J. Schramm Chief Executive Officer

April 9, 2009

San Diego, California

You are cordially invited to attend the annual meeting and please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the annual meeting. For further details, see “Questions and Answers About these Proxy Materials and the Annual Meeting”. If you have Internet access, we encourage you to record your vote on the Internet.

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

(858) 503-3300

PROXY STATEMENT

FOR MAXWELL TECHNOLOGIES

2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 9, 2009, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING:

Question:	Why am I receiving these materials?

Answer:	Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our annual meeting. As a stockholder, you are invited to attend the annual meeting, and are entitled to and requested to vote on the items of business described in this proxy statement.

Question:	Why am I being asked to review materials on-line?

Answer:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 9, 2009.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice of Internet Availability of Proxy Materials provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice of Internet Availability of Proxy Materials provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the annual meeting.

Question:	What information is contained in this proxy statement?

Answer:	The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this proxy statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our common stock at the close of business on March 20, 2009 are entitled to vote at the annual meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect three Class I members to the Board of Directors.

•

To approve an amendment to the Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock which the Board of Directors may authorize to be issued from time to time in one or more series, which such rights, preferences and restrictions as are fixed by the Board of Directors.

•	To ratify the appointment of McGladrey & Pullen, LLP as our independent public accountants for the fiscal year ending December 31, 2009.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” the election of three Class I directors;

•

“FOR” the approval of an amendment to the Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock which the Board of Directors may authorize to be issued from time to time in one or more series, which such rights, preferences and restrictions as are fixed by the Board of Directors.

•	“FOR” the ratification of the selection of our independent registered public accounting firm for fiscal year 2009.

Question:	How may I cast my vote?

Answer:	If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the annual meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the annual meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice, proxy card or Voting Instruction Form you received in order to vote your shares. If you intend to vote your shares in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the annual meeting.

Question:	May I cast my vote in person?

Answer:	Yes. If you are the registered holder of the shares, you can vote in person by coming to the annual meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the annual meeting.

Question:	May I cast my vote over the Internet or by telephone?

Answer:	Voting Alternatives:

•	via the Internet at www.proxyvote.com;

•	by phone, after your receipt of hard copies of the proxy materials;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Broadridge Financial

Solutions, Inc. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

We encourage you to register your vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the annual meeting in person?

Answer:	No, we believe physical space at the annual meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:	The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of election will be present at the annual meeting to tabulate the final voted results.

Question:	What happens if the annual meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:	With regard to the election of directors, the three nominees who receive the greatest number of votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

Question:	What is the deadline for voting?

Answer:	The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Time on May 19, 2009. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the annual meeting and to cast your vote in person, the polls will remain open until 9:30 a.m. PT on May 20, 2009. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the annual meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the annual meeting?

Answer:	Preliminary results will be announced at the annual meeting and final results will be published in our quarterly report on Form 10-Q for our second quarter ended June 30, 2009, which will be filed with the SEC.

Question:	How can I communicate with the Board of Directors?

Answer:	Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 9244 Balboa Avenue, San Diego, California 92123.

GENERAL INFORMATION:

The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” or “we” or “us”), is soliciting the enclosed Proxy for use at the 2009 Annual Meeting of Stockholders (the “Meeting”) to be held on May 20, 2009 at 11:00 a.m., local time, at the Hilton San Diego Mission Valley hotel located at 901 Camino del Rio South, San Diego, California 92108, and any adjournment or postponement thereof. This Proxy Statement was first being mailed on or about April 9, 2009 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or postponement thereof.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of the Company’s directors, officers and regular employees, without extra compensation, may solicit proxies by telephone, personal interview, or other means.

The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report for the year ended December 31, 2008 on Form 10-K (the “Annual Report”), is available over the internet or if requested per the instructions of a Notice Card will be mailed to stockholders along with the this Proxy Statement. The Annual Report contains, among other things, financial information regarding the Company and a discussion of developments in the Company’s business during the fiscal year ended December 31, 2008. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.

VOTING RIGHTS:

The close of business on March 20, 2009 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had outstanding and entitled to vote 23,082,593 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Meeting.

The holders of record of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the appointment of independent auditors.

With regard to the election of directors, the three nominees who receive the greatest number of votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. In matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting. Under Delaware law and the Company’s Amended and Restated Bylaws (“Bylaws”), abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.

All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders must be received by us no later than December 10, 2009, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2010 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company at least 60, but no more than 90, days prior to the date of the 2010 Annual Meeting of Stockholders. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2010 Annual Meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class I expires with the Meeting. The directors in Class II and Class III will continue in office until their terms expire at the 2010 and 2011 Annual Meeting of Stockholders, respectively. The directors elected in Class I at the Meeting will hold office for a term expiring at the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Holders of Common Stock are entitled to cast one vote for each share held for three nominees for director in Class I. The three nominees receiving the greatest number of votes will be elected directors of the Company in Class I. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.

Set forth below is certain information regarding the nominees for director and the other directors of the Company who will continue in office for terms extending beyond the Meeting. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 44 (Class I)	Mr. Cortes was appointed a Class I director in July 2002. Since 1999, Mr. Cortes has been chairman of Montena, SA, a holding company that sold its Montena Components, Ltd., subsidiary to the Company in July 2002. Since 1996, he has been a director of GroCor Asset Management, AG, an asset management firm, and, since 1996, he has been a partner in the firm of Cortes & Grossenbacher, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Edward Caudill, 66 (Class I)	Mr. Caudill was appointed a Class I director in December 2004 and was elected Chairman in May 2007. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee. From August 2002 until March 2005, he was president and chief executive officer and a director of Fleetwood Enterprises, a leading producer of recreational vehicles and manufactured housing. From 1999 until he joined Fleetwood, he was a corporate vice president of PACCAR, Inc., a manufacturer of heavy duty trucks, and before that was general manager of PACCAR’s subsidiary, Kenworth Truck Company. Previously, he was PACCAR’s vice president of purchasing, general manager of its parts distribution business, and held several management positions with Peterbilt Motors, another PACCAR truck division. Earlier in his career, he held senior level sales and manufacturing positions with Rockwell International and Eaton Corp.

Roger Howsmon, 64 (Class I)	Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Governance, Nominating and Strategy Committee. Mr. Howsmon is chief marketing officer and senior vice president of sales for the school bus division of Blue Bird Corporation, one of the world’s leading bus manufacturers. Previously, he led the manufactured housing group of Fleetwood Enterprises, and before that was chairman and CEO of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2010 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 52 (Class II)	Mr. Mark Rossi was appointed a Class II director in November 1997. He serves on the Audit Committee, the Compensation Committee and the Governance, Nominating and Strategy Committee. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, L.L.C., a New York-based private equity firm. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi’s industry focus is on technology companies. He is also a member of the boards of directors of several private companies and non-profit organizations.

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Jean Lavigne, 71 (Class II)	Mr. Jean Lavigne was appointed a Class II director in August 1999. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee. From November 1993 until his retirement at the end of 2002, Mr. Lavigne served as vice president and country president in France and Belgium for Motorola, Inc., and he was president and chief executive officer of Motorola, SA and of Motorola Semiconductor SA. Prior to joining Motorola, Mr. Lavigne was with Digital Equipment Corporation in Europe where he was responsible for Manufacturing and Engineering Technology and served as a member of its European Government Affairs Team. Mr. Lavigne resides in Paris, France.

Burkhard Goeschel, 62 (Class II)	Professor Goeschel was appointed a Class II director in February 2007. He serves on the Governance, Nominating and Strategy Committee. He is currently the CTO Vehicles & Powertrain of MAGNA International. From 2000 until his retirement in 2006, he was a member of the six-person Management Board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a Group Leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is a member of the university’s management board and a trustee of its Institute for Advanced Studies. He is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities, serves on the Research Commission and the Scientific and Ethical Advisory Board for state of Bavaria, and was general chairman of the Society of Automotive Engineers (SAE) 2006 World Congress.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2011 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 72 (Class III)	Mr. Guyett was appointed a Class III director in January 2000 and served as Chairman from May 2003 until May 2007. He serves on the Audit Committee, the Compensation Committee and the Governance, Nominating and Strategy Committee. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. Since 1990, he has been a director of Newport Corp., a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and treasurer of the Christopher and Dana Reeve Foundation and serves on the boards of privately held companies. From 1991–1995, he was a director and chief financial officer of Engelhard Corp and from 1987–1991, he was a director and chief financial officer of Fluor Corporation.

David Schramm, 59 (Class III)	Mr. David Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 36-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems and several of their divisions and subsidiaries. Before joining Maxwell, he was President and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was President and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Yon Yoon Jorden, 54 (Class III)	Ms. Jorden was appointed a director in Class III in May 2008. She serves on the Audit Committee. During a business career spanning more than 25 years, she served as chief financial officer of four publicly traded companies, most recently as executive vice president and CFO of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants. Previously she was CFO of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and Wellpoint Health Networks, an NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Anderson & Co., where she became a Certified Public Accountant. She currently serves as a director of Magnatek, Inc., an NYSE-listed manufacturer of digital power control systems.

Vote Required for Approval and Recommendation of the Board

With regard to the election of directors, the three nominees who receive the greatest number of votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

The Board recommends that stockholders vote IN FAVOR OF the election of each of the nominees identified above.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

The Board has adopted, subject to stockholder approval, a Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) that, upon effectiveness, would permit the issuance of up to 5,000,000 shares of preferred stock, all of which will be designated as “blank check” preferred stock. The text of the proposed Certificate of Amendment is attached to this Proxy Statement as Appendix A. If the proposed Certificate of Amendment is approved by stockholders, it would become effective upon filing with the Secretary of State of the State of Delaware, which would occur promptly after the Annual Meeting.

The current Restated Certificate of Incorporation (the “Current Certificate”) does not provide for the issuance of preferred stock. The proposed Certificate of Amendment would amend the Current Certificate to authorize the issuance of up to 5,000,000 shares of preferred stock (the “Preferred Stock”).

The Board believes that the proposed authorization of Preferred Stock is desirable to enhance the Company’s flexibility to issue shares in connection with one or more of the following:

•	Acquisitions;

•	Strategic investments;

•	Financing transactions, such as private or public offerings of convertible securities; and

•	Otherwise for corporate purposes that have not yet been identified.

The Preferred Stock created in the proposed Certificate of Amendment, if approved, would be so-called “blank check” preferred stock, which means that the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, may be determined in the future by the Board without any further approval or action by the Company’s stockholders, which could save us the expense and delay of having to hold a special stockholders’ meeting when a specific need arises. Our Board will, subject to its fiduciary duties, determine the terms of any such issuance of the Preferred Stock.

It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board determines the rights of the holders of a series of Preferred Stock. Such effects might include:

•	Restrictions on the payment of dividends to holders of common stock;

•	Dilution of voting power to the extent that holders of Preferred Stock are given voting rights;

•	Dilution of equity interest and voting power if the Preferred Stock is convertible into common stock; and

•

Restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of the Company, until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

Furthermore, any particular issuance of Preferred Stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

The blank check preferred stock allows our Board to exercise its discretion in establishing the terms of such blank check preferred stock. In the exercise of such discretion, our Board may determine the voting rights, if any, of the series of blank check preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of preferred stock, to have more or less voting power per share than that possessed by our common stock or other series of preferred stock, and to vote on certain specified matters presented to our stockholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our Board could be redeemable or convertible into shares of any other class or series of our capital stock.

If the proposed Certificate of Amendment is adopted, the authorized shares of Preferred Stock may be issued upon the approval of the Board at such times, in such amounts, and upon such terms as the Board may determine, without further approval of the stockholders unless such approval is expressly required by applicable law, regulatory agencies or the Nasdaq Stock Exchange (or any other exchange or quotation service on which the Company’s common stock may then be listed). Further, the Company’s stockholders will have no preemptive rights to purchase additional shares. The Company’s stockholders do not currently have preemptive rights. We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the shares of preferred stock to be authorized by the proposed Certificate of Amendment.

Although the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company, this proposal to adopt the Certificate of Amendment has not been proposed by the Board for an anti-takeover related purpose, nor is it in response to any effort of which we are aware to accumulate our stock or obtain control of the Company.

The Board recommends that stockholders vote IN FAVOR of the Approval of the Amendment of the Restated Certificate of Incorporation.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen, LLP as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

The Board recommends that stockholders vote IN FAVOR OF the ratification of McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2009

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We paid the following fees to McGladrey & Pullen (“M&P”) for fiscal 2008 and fiscal 2007 (in thousands):

	Fiscal 2008	Fiscal 2007
Audit Fees	$1,327	$1,441
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,327	$1,441

Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of registration statements filed on Form S-3 and the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We did not engage M&P for any audit-related services during the fiscal years ended December 31, 2008 and 2007.

Tax Fees. We did not engage M&P for professional services rendered in connection with tax advice or tax planning during the fiscal years ended December 31, 2008 and 2007.

All Other Fees. We did not engage M&P for any other professional services for the fiscal years ended December 31, 2008 and 2007.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2008, the Audit Committee approved 100% of the total fees that were paid to M&P.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Rossi and Guyett and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Corporation’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors as well as the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report, filed with the Securities and Exchange Commission (“SEC”) on February 20, 2009.

Submitted by the following members of the Audit Committee:

Robert Guyett

Mark Rossi

Yon Yoon Jorden

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board is composed of nine members, seven of whom were determined by the Board to be independent within the meaning of the National Association of Securities Dealers’ (“NASD”) listing standards. These independent directors are Messrs. Rossi, Guyett, Lavigne, Caudill, Goeschel and Howsmon and Ms. Jorden. During the fiscal year ended December 31, 2008, the Board held eleven meetings. During the fiscal year ended December 31, 2008, each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Mr. Lavigne who attended five of seven Governance, Nominating and Strategy Committee meetings and Mr. Howsmon attended two of three Governance, Nominating and Strategy Committee meetings. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2008 Annual Meeting of Stockholders were in attendance.

Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 9244 Balboa Avenue, San Diego, California 92123.

The Board also has established an Audit Committee, a Compensation Committee, and a Governance, Nominating & Strategy Committee. The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Robert Guyett	X*	X	X
Jean Lavigne		X	X
Mark Rossi	X	X*	X
Burkhard Goeschel, Ph.D.			X
José Cortes
Edward Caudill		X	X*
Roger Howsmon			X
Yon Yoon Jorden	X
Employee Director:
David J. Schramm

X = Committee member; * = Chair

Audit Committee

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee held five meetings during the fiscal year ended December 31, 2008.

All members of the Company’s Audit Committee are independent (as independence is defined in NASD Rule 4200(a)(15)). Mr. Guyett has been designated by the Board as the Audit Committee’s financial expert.

Mr. Guyett is independent of management, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at www.maxwell.com and attached hereto as Appendix B.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company’s equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2008. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the NASD listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee.

Governance, Nominating & Strategy Committee

The Governance, Nominating & Strategy Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, nominates specific individuals to be elected as officers of the Company by the Board, establishes a process for monitoring compliance with the Company’s Code of Business Conduct and Ethics and recommends corporate governance guidelines and policies for adoption by the Board. The Governance, Nominating & Strategy Committee was formed in May, 2006 by combining the Company’s Nominating & Governance Committee and its Executive Committee. The Governance, Nominating & Strategy Committee held seven meetings during the fiscal year ended December 31, 2008.

The members of the Governance, Nominating & Strategy Committee are independent of management (as independence is defined in the NASD listing standards). The Governance, Nominating & Strategy Committee has adopted a written Governance, Nominating & Strategy Committee Charter which is available on the Company’s website at www.maxwell.com.

When considering a potential candidate for membership on the Company’s Board, the Governance, Nominating & Strategy Committee considers relevant business and other experience and demonstrated character and judgment as described in the “Board Membership Criteria” section of the Company’s Governance Guidelines, which are posted on the Company’s website at www.maxwell.com. There are no differences in the manner in which the Governance, Nominating & Strategy Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Governance, Nominating & Strategy Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Meeting.

The Governance, Nominating & Strategy Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at www.maxwell.com. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Stockholder Proposals.” Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics applies to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at www.maxwell.com and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123. Any changes or waivers of the Code of Business Conduct and Ethics for the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions will be disclosed on the Company’s website.

Compensation of Directors

For the fiscal year ended December 31, 2008, non-employee directors of the Company received compensation for services provided as a director. Each member of the Board who is not an employee received a $6,250 quarterly retainer (with an additional $3,750 per quarter paid to the Chairman of the Board and an additional $2,500 per quarter paid to the Chairman of the Audit Committee, Chairman of the Compensation Committee and the Chairman of the Governance, Nominating & Strategy Committee) as well as $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $1,500 per Audit Committee meeting attended (whether in person or by video or telephone conference) and $1,000 for all other committee meetings attended in person ($750 for meetings attended by video or telephone conference). The members of the Board are entitled to reimbursement of their expenses incurred in attending Board meetings in accordance with Company policy. In addition, members of the Board of Directors, other than members of the Audit Committee, who provide consulting services approved by the Audit Committee, are entitled to payments of $1,000 per day of service.

Beginning in 2009, the non-employee directors of the Company will no longer be paid a quarterly retainer in cash. Instead, each of the non-employee directors of the Company will automatically be granted restricted stock unit (“RSU”) awards under the 2005 Omnibus Equity Incentive Plan. These grants are non-discretionary. On the last trading day of each calendar quarter, each non-employee director who has been in service for the full quarter will automatically receive an RSU award covering a number of shares of our Common Stock determined by dividing $6,250 by the closing selling price of our Common Stock on the last trading day of the calendar quarter. These quarterly RSU awards will be fully vested on the date of automatic grant. Each RSU award granted pursuant to this retainer program will be settled and shares issued thereunder on the earliest to occur of (A) February 15 of the calendar year following the calendar year in which granted, (B) 60 days after the director’s service terminates or (C) the occurrence of a change of control.

Directors of the Company typically receive, as additional compensation for their services as directors, including committees on which they serve, (a) a restricted stock grant, at the time of their election or appointment, of 4,000 shares of Common Stock, which vests on the one-year anniversary of the date of grant and (b) an annual restricted stock grant of 4,000 shares of Common Stock, which vests on the one-year anniversary of the date of grant. The initial award and annual awards provide for full acceleration of vesting upon a change of control or in the event that a director’s service terminates as a result of death or disability.

In addition to the awards described above, directors are also eligible to receive options and restricted stock under our 2005 Omnibus Equity Incentive Plan.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2008, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (10)($)		All Other Compensation ($)		Total ($)
Robert Guyett	73,000	(1)	31,300	(11)	—		104,300
Jean Lavigne	49,750	(2)	31,300	(12)	—		81,050
Mark Rossi	73,000	(3)	31,300	(13)	—		104,300
Burkhard Goeschel, Ph.D.	45,000	(4)	76,600	(14)	—		121,600
Jose Cortes	42,000	(5)	31,300	(15)	—		73,300
Edward Caudill	82,000	(6)	31,300	(16)	9,000	(19)	122,300
Roger Howsmon	27,700	(7)	27,900	(17)	—		55,600
Yon Yoon Jorden	29,700	(8)	27,900	(18)	—		57,600
Thomas Ringer	20,500	(9)	—		—		20,500

(1)	Mr. Guyett is the Chairman of the Audit Committee and a member of the Compensation Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. The Pricing Committee is established from time to time in connection with certain equity offerings by the Company. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(2)	Mr. Lavigne is a member of the Governance, Nominating and Strategy Committee and Compensation Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(3)	Mr. Rossi is the Chairman of the Compensation Committee and is also a member of the Audit Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(4)	Professor Goeschel is a member of the Governance, Nominating and Strategy Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(5)	This amount includes the quarterly retainers described above as well as fees paid all Board meetings attended in person or via telephone conference.

(6)	Mr. Caudill is Chairman of the Board, the Chairman of the Governance, Nominating and Strategy Committee and is also a member of the Compensation Committee and the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(7)	Mr. Howsmon was appointed a Class I director in May 2008 and is a member of the Governance, Nominating and Strategy Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(8)	Ms. Jorden was appointed a Class III director in May 2008 and is a member of the Audit Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(9)	Mr. Ringer served as a member of the Audit Committee and the Compensation Committee until his resignation from the Board effective May 3, 2007. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(10)

The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to restricted stock held by each director during the fiscal year in accordance with

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, Share-Based Payment (revised 2004) (“SFAS 123R”), excluding forfeiture estimates relating to service-based vesting conditions. See Note 7 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards. The amounts for Mr. Guyett, Mr. Lavigne, Mr. Rossi, Mr. Cortes and Mr. Caudill consist of (1) $600 per director with respect to the 1,667 shares of restricted stock granted to each of the directors on June 22, 2005 (the aggregate grant date fair value of such award was $17,200); (2) $1,300 per director with respect to the 4,000 shares of restricted stock granted to each of the directors on January 11, 2007 (the aggregate grant date fair value of such award was $44,200) and (3) $29,400 per director with the respect to the 4,000 shares of restricted stock granted to each of the directors on February 5, 2008 (the aggregate grant date fair value of such awards was $32,500). The amount for Mr. Goeschel consists of (1) $9,400 with respect to the 4,000 shares of restricted stock granted on February 27, 2007 (the aggregate grant date fair value of such award was $59,000) and (2) $29,400 per director with the respect to the 4,000 shares of restricted stock granted to each of the directors on February 5, 2008 (the aggregate grant date fair value of such awards was $32,500). The amount for Ms. Jorden and Mr. Howsmon consist of $27,900 per director with respect to the 4,000 shares of restricted stock granted to each of the directors on May 8, 2008 (the aggregate grant date fair value of such awards was $43,000). The restricted stock award for 1,667 shares of common stock granted to each of the directors on June 22, 2005 will vest if the Company has two consecutive quarters of operating profitability. Performance conditions have estimated achievement dates over which compensation expense is recognized. The requisite service period is the greater of the estimated achievement date or the minimum 12-month vesting period. This requisite service period is determined based on an analysis of all the terms and conditions of each grant. The Company uses the requisite service period that is most likely to occur including the likelihood that the restricted stock award will not be earned. The initial requisite service period may be adjusted for changes in the expected outcomes of the related service or performance conditions with such changes recognized as a cumulative catch-up adjustment.

(11)	As of December 31, 2008, Mr. Guyett had 27,000 total options exercisable and 5,667 shares of unvested restricted stock.

(12)	As of December 31, 2008, Mr. Lavigne had 17,335 total options exercisable and 5,667 shares of unvested restricted stock.

(13)	As of December 31, 2008, Mr. Rossi had 3,000 total options exercisable and 5,667 shares of unvested restricted stock.

(14)	As of December 31, 2008, Dr. Goeschel had 10,000 total options exercisable and 4,000 shares of unvested restricted stock.

(15)	As of December 31, 2008, Mr. Cortes had 18,000 total options exercisable and 5,667 shares of unvested restricted stock.

(16)	As of December 31, 2008, Mr. Caudill had 5,667 shares of unvested restricted stock.

(17)	As of December 31, 2008, Mr. Howsmon had 4,000 shares of unvested restricted stock.

(18)	As of December 31, 2008, Ms. Jorden had 4,000 shares of unvested restricted stock.

(19)	This amount includes payments for per diem consulting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers (as defined below), and (iv) all directors and Named Executive Officers of the Company as a group. Information for the officers and directors is as of March 20, 2009. The address for each individual is 9244 Balboa Avenue, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Security Investors, LLC	2,368,946	(3)	10.26%
One Security Benefit Place, Topeka, KS 66636-0001

Montena, SA	1,952,000	(4)	8.46%
Herzogstrasse 14, 8044 Zürich, Switzerland

Van Den Berg Management	1,293,012	(5)	5.60%
805 Las Cimas Parkway, Suite 430, Austin, TX 78746

	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	1,993,667	(6)	8.64%
David J. Schramm	243,812	(7)	1.06%
Alain Riedo	140,239	(8)	*
Robert Guyett	70,667	(9)	*
Mark Rossi	58,667	(10)	*
George Kreigler	54,015	(11)	*
Edward Caudill	47,667	(12)	*
Jean Lavigne	46,002	(13)	*
Burkhard Goeschel	22,000	(14)	*
Roger Howsmon	19,000	(15)	*
Yon Yoon Jorden	18,000	(16)	*
Tim T. Hart	134,048	(17)	*

All directors and executive officers as a group (12 persons)	2,847,784	(18)	12.34%

*	Less than one percent.

(1)	Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or included in filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)	Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 20, 2009 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 23,082,593 shares of Common Stock outstanding on March 20, 2009.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Security Investors, LLC as of December 31, 2008.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Form 4 filed with the SEC by José L. Cortes on February 26, 2009. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(5)	Van Den Berg Management has sole voting power over 33,495 shares and shared voting power with respect to the balance and has sole power to dispose of 33,495 shares and shared dispositive power with respect to the balance. Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G/A filed with the SEC by Van Den Berg Management as of December 31, 2008.

(6)	Consists of 1,952,000 shares of Common Stock held by Montena, SA, options to purchase 18,000 shares of Common Stock, 14,667 shares of Restricted Stock, 5,000 shares of Common Stock held by Mr. Cortes’s mother-in-law and 4,000 shares of Common Stock held directly. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

(7)	Consists of 143,750 shares of Restricted Stock, options to purchase 65,624 shares of Common Stock, 24,000 shares held in a Family Trust, 9,038 shares of Common Stock held directly, 800 shares of Common Stock held by an IRA and 600 shares of Common Stock held by his wife’s IRA.

(8)	Consists of options to purchase 82,900 shares of Common Stock, 34,584 shares of Restricted Stock and 22,755 shares of Common Stock held directly.

(9)	Consists of 34,000 shares of Common Stock held in a Family Trust, options to purchase 27,000 shares of Common Stock, 5,667 shares of Restricted Stock and 4,000 shares of Common Stock held directly.

(10)	Consists of 50,000 shares of Common Stock held directly, 5,667 shares of Restricted Stock and an option to purchase 3,000 shares of Common Stock.

(11)	Consists of 31,415 shares of Common Stock held directly, 20,000 shares of Restricted Stock and 2,600 shares held by an IRA.

(12)	Consists of 32,000 shares of Common Stock held in a Family Trust, 10,000 shares of Common Stock held directly and 5,667 shares of Restricted Stock.

(13)	Consists of 23,000 shares of Common Stock held directly, options to purchase 17,335 shares of Common Stock and 5,667 shares of Restricted Stock.

(14)	Consists of an option to purchase 10,000 shares of Common Stock, 8,000 shares of Common Stock held directly, and 4,000 shares of Restricted Stock.

(15)	Consists of 10,000 shares of Common Stock held directly, 8,000 shares of Restricted Stock and 1,000 shares of Common Stock held by an IRA.

(16)	Consists of 10,000 shares of Common Stock held directly and 8,000 shares of Restricted Stock.

(17)	Consists of options to purchase 100,000 shares of Common Stock, 20,000 shares of Restricted Stock and 14,048 shares of Common Stock held directly.

(18)	Includes options to purchase 323,859 shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms received and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following late reports: one Form 5 filed by Mr. Caudill in February 2008 one transaction; one Form 5 filed by Mr. Guyett in February 2008 reporting one transaction; one Form 4 filed four days late by Mr. Guyett in December 2008 reporting two transactions; and one Form 4 filed one day late by Mr. Schramm in December 2008 reporting one transaction.

EXECUTIVE COMPENSATION

The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Position(s)	Age
David J. Schramm	President and Chief Executive Officer	59

Kevin S. Royal	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	44

Alain R. Riedo	Senior Vice President, General Manager of Maxwell Technologies, S.A.	52

George Kreigler III	Senior Vice President, Operations	55

The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2008, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and they intend to do so during the fiscal year ending December 31, 2009.

Background

David J. Schramm

David Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 36-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems and several of their divisions and subsidiaries. Before joining Maxwell, he was President and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was President and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Kevin S. Royal

Kevin Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. From May 2005 until he joined Maxwell, he was senior vice president and CFO of Sunnyvale, Calif.-based Blue Coat Systems, Inc., a Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and CFO, of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a Certified Public Accountant. He is a director of Springbok Services, Inc., a provider of pre-paid credit card products and programs.

Alain R. Riedo

Mr. Riedo joined Maxwell Technologies, S.A., formerly Montena Components, as Director of Sales in 1988, and was appointed General Manager in 1994. He joined Maxwell Technologies, Inc. as a result of the Company’s acquisition of Montena Components in July 2002, with the title of Vice President & General Manager of Maxwell Technologies, S.A. In May 2006, he was promoted to his current position. Mr. Riedo has overall responsibility for Maxwell’s global high voltage capacitor business.

George Kreigler III

Mr. Kreigler joined Maxwell in April 2006, assuming global responsibility for BOOSTCAP® ultracapacitor operations, including overseeing the Company’s offshore manufacturing activities in China. Mr. Kreigler has more than 30 years of high technology operations management experience, including supervision of multiple large-scale offshore manufacturing facilities. Before joining Maxwell, he spent eight years with Quantum Corporation, most recently as corporate senior vice president and general manager of Quantum Storage Systems. Previously, he was vice president, manufacturing systems for Read-Rite Corporation, and before that spent 12 years in senior operations and engineering positions with disk drive manufacturer Maxtor Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and offers perspective on the data presented in the tables and narrative that follow.

The Compensation Committee oversees and administers the Company’s compensation policies and plans. In this regard, the Committee prepares and presents for the approval of the Board general recommendations on compensation policies and plans and makes specific recommendations on salaries, incentive compensation and equity incentive awards for executives, employees and consultants. The Compensation Committee’s membership is determined by the Board. It is currently composed of Messrs. Rossi, Caudill, Guyett and Lavigne, all of whom are independent, as defined by the Nasdaq Stock Exchange listing standards. The Company’s management team and human resources group support the Compensation Committee in fulfilling its responsibilities and in some cases gather information and perform administrative tasks delegated to them by the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities.

The CEO, as the manager of the executive team, assesses the executives’ contributions to the corporate performance and results and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and periodic replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him.

Compensation Philosophy and Objectives

Our goal is to maintain a compensation program that will fairly compensate employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incent future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. At the time we make executive compensation decisions, we review individual performance, departmental performance and Company performance against individual goals, departmental goals and Company goals. Each executive officer’s target total annual compensation (i.e., salary plus bonus) is determined after a review of reported data regarding similarly situated executives at firms of similar size and business orientation. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. The Compensation Committee has adopted a philosophy of providing cash compensation below the median from this data, balanced by equity incentive compensation that is above the median. Our decisions on compensation for executive officers are based primarily upon our assessment of (i) each individual’s performance measured against his/her individual goals, (ii) his/her department’s performance as measured against departmental goals, and (iii) the Company’s performance as measured against its corporate and strategic goals. Corporate goals are not limited to financial metrics, but also include strategic goals that will establish the foundations for long-term success. We believe that successful execution against goals is the best way to enhance long-term stockholder value. The Compensation Committee recognizes the importance of providing compensation opportunities that effectively reward management for the achievement of critical performance objectives.

Executive Compensation Program

Compensation paid to the Company’s executive officers consists of the following elements: base salary, annual incentive bonuses, and equity incentive awards.

1. Base Salary. With respect to determining the base salary of executive officers, the Committee considers a variety of factors, including recommendations of the Chief Executive Officer (other than with respect to his own compensation), the executives’ levels of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies in the Company’s industry. The Compensation Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Annual adjustments in base salaries typically are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part business and individual performance achievements in the prior year. Based on surveys they have reviewed, the Compensation Committee believes that the base salaries of executive officers of the Company are at or below the median for companies of similar size and business orientation. This is in part due to the fact that the Company historically has granted above average equity awards, thereby tying a greater percentage of executive officer compensation to performance. The Compensation Committee reviews base salaries for the executive officers annually at the end of each year and determines a target percentage for annual merit increases based in part on the practices of local companies in our industry.

2. Annual Incentive Bonuses. The Company’s annual incentive bonus program for executive officers is based on achievement of annual performance targets and other management objectives that are established annually, but are subject to adjustment as the Compensation Committee deems appropriate. The Company’s targets and objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value. Final calculation of the Company’s performance and determination and payment of the awards is made as soon as is practicable after the completion of the Company’s fiscal year by the Compensation Committee. A target bonus is set for the officers based on data from companies in the Watson Wyatt, Compensation Surveys and PayScale.com and is stated in terms of a percentage of the officer’s annualized base salary for the year. For the Company’s 2008 fiscal year, the Compensation Committee recommended an incentive bonus program pursuant to which executive officers were eligible to earn bonuses equal to up to 50% of their 2008 base salaries. In the case of Mr. Schramm, his target bonus was set at 100% of his base salary pursuant to his July 2007 employment offer. Under this incentive plan, bonuses would be paid at the discretion of the Compensation Committee. Among the factors that the Compensation Committee would consider in determining the amount of bonus to pay would be achievement of the Company’s operating plan, without setting specific revenue or gross margin goals. The Company achieved its operating plan, with loss from operations being reduced by almost $5 million over the prior year. Accordingly, the Compensation Committee approved a bonus pool of approximately $1.1 million, which permitted payout of 55-65% of target bonuses for executive officers. In the exercise of its discretion, the Compensation Committee approved this bonus pool, but provided for payment of 42% in cash and 58% in the form of fully vested restricted stock awards under the 2005 Omnibus Equity Incentive Plan. The bonuses will be paid in 2009, provided the recipient remains employed through the payment date. As a result of the requirement to remain employed through the payment date, no bonus was awarded to Mr. Hart.

3. Equity Incentive Awards. Discretionary stock-based awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and thereby motivate them in the service of the Company and its stockholders. The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require increases in the market value of our Common Stock to be valuable; (ii) performance based restricted stock awards, the right to which is dependent upon successful completion of corporate operating milestones and individual performance; and (iii) restricted shares with time-based vesting.

Generally, in order to align the officer’s interests with those of our stockholders, a significant stock option grant is made to an executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Initial option grants generally vest over a four year term with the first installment vesting one year after grant. We believe that options provide incentive to motivate management to run the business in a manner that increases stockholder value over the long term. Since options provide a return only if the executive remains in the Company’s service and then only if the market price of the Company’s Common Stock appreciates over the option term, the Company believes options play a useful role in rewarding long-term performance.

Periodic equity awards for the executive officers, such as promotional or replenishment grants, are awarded in the form of restricted stock. Vesting of these restricted shares is conditioned on achievement of specific individual or Company performance milestones, as well as an element of time-based vesting. The Compensation Committee also has the ability to modify performance milestones in lieu of cancelling shares awarded and making new awards of the same number of shares in future years. Accordingly, at the end of a performance period, a restricted stock award that did not vest will be forfeited to the Company or new performance milestones will be established.

Each year, the Compensation Committee considers replenishment grants for current executive officers based on recommendations from the CEO. The number of shares awarded, if any, is determined by the Compensation Committee in part based on survey data for companies of similar size and business orientation, as well as each officer’s performance against goals during the prior year. The specific goals will vary depending on the officer’s role and departmental or Company performance objectives. The performance objectives may be measured over a fixed period, such as one year, or may be achievable over a longer period. At a minimum, one year of service is required to vest in the restricted stock, as well as achievement of the stated objective.

On May 8, 2008 the executive officers were granted restricted stock. Vesting of these grants was contingent upon meeting various departmental or Company performance objectives and completing a minimum of one year of service. For 2008, the performance objectives established by the Compensation Committee represented stretch goals that required outstanding performance to achieve. None of the objectives set for 2008 were met and accordingly none of the shares vested, except in one case involving Mr. Riedo, as discussed below. The following outlines the 2008 grants to our executive officers:

Mr. Schramm was granted five restricted stock awards for a total of 50,000 shares. The first award of 10,000 shares ties vesting to achieving two quarters of profitability; the second award of 10,000 shares ties vesting to certain gross margin targets of our BOOSTCAP® ultracapacitors product line; the third award of 10,000 shares ties vesting to the re-design and out source manufacturing of one of our BOOSTCAP® ultracapacitor products; the fourth award of 10,000 shares ties vesting to the sale of proprietary electrode; and the fifth award of 10,000 shares ties vesting to a sales objective our entire BOOSTCAP® ultracapacitors product line. None of the performance milestones were achieved as of December 31, 2008 and accordingly, Mr. Schramm has not vested in the 50,000 shares awarded.

Mr. Tim Hart, our former CFO, was granted two restricted stock awards for a total of 10,000 shares. One award of 5,000 shares ties vesting to raising $20 million of capital before the end of Q2 2009, and 5,000 shares tied vesting to reducing external auditor fees by $200,000 by the end of 2009. None of the performance milestones were achieved as of December 31, 2008 and accordingly, Mr. Hart has not vested in the 10,000 shares awarded.

Mr. Riedo was granted two awards totaling 20,000 shares. The first award of 10,000 shares tied vesting to increasing our High Tension product sales by 25% in 2008 without degrading gross margin of the product, while the second award of 10,000 shares tied vesting to obtaining an outsourcing agreement. The performance milestone related to increased product sales was achieved but the milestone related to an outsourcing agreement was not achieved and accordingly, Mr. Riedo may vest in 10,000 of the shares awarded if he remains employed through May 8, 2009.

Mr. Kreigler was granted four restricted stock awards for a total of 20,000 shares. The first award of 5,000 shared tied vesting to certain gross margin targets of our BOOSTCAP® ultracapacitors product line; the second award of 5,000 shares ties vesting to the re-design and out source manufacturing of one of our BOOSTCAP®

ultracapacitor products; the third award of 5,000 shares tied to the sale of proprietary electrode; the fourth award of 5,000 shares was tied to the a sales objective our entire BOOSTCAP® ultracapacitors product line. None of the performance milestones were achieved and accordingly, Mr. Kreigler did not vest in the 20,000 shares awarded.

For non-officer management and professional employees, a new hire option grant will generally be made at the first regularly scheduled meeting of the Compensation Committee following commencement of employment. Replenishment option grants to employees are generally made once each year based on recommendations of the CEO. The exercise price of stock option grants is always equal to the fair market value of the Common Stock on the date of grant. Periodic replenishment equity award grants to officers are generally considered each year at the first regularly scheduled meeting of the Compensation Committee following annual employee performance reviews. This meeting is typically held in January or February of each year.

Chief Executive Officer Compensation

Since joining the Company in July 2007, the Compensation Committee reviewed Mr. Schramm’s base salary on his one-year anniversary date and approved a significant increase to his base salary from $400,000 to $460,000. In approving this increase, the Compensation Committee considered Mr. Schramm’s individual performance, as well as improvement in the Company’s financial results, taking into account that the Company has a history of losses that predated Mr. Schramm’s appointment as Chief Executive Officer. The Compensation Committee also considered introduction of and improvements to the Company’s core product lines, which the Committee considered to be key to market share gains within each of the Company’s core product lines. Additionally, the Committee considered the establishment of key strategic relationships with a leading supplier to the automotive, wind energy, and other key industry segments which is expected to lead to expansion of the Company’s portfolio of products. Under the terms of his employment agreement with the Company, Mr. Schramm is eligible for a yearly incentive bonus with a target amount of 100% of his base salary, with the actual amount of such bonus, if any, to be determined by the Compensation Committee under the program discussed above under the heading, Annual Incentive Bonuses. Mr. Schramm did not vest in his 2008 restricted stock awards, as discussed above under the heading, Equity Incentive Awards.

Severance, Change of Control and Other Post-Employment Programs.

With respect to options granted to executive officers under the Company’s 2005 Omnibus Equity Incentive Plan, the Company allows for the full acceleration of vesting upon a termination of employment due to death, disability or retirement, or, at the Company’s discretion, for acceleration in whole or in part upon a change of control of the Company. The Company further provides for full acceleration of vesting of restricted stock awards made to its executive officers upon a change of control or upon the termination of such officer’s services due to death or disability prior to vesting, including meeting a performance-vesting milestone. The Compensation Committee believes that the aforementioned accelerated vesting provisions are fair and reasonable when compared with similar arrangements adopted by companies of similar size and business orientation.

The Company also has agreements providing severance to its executive officers in the event of involuntary termination. The severance program is provided as a temporary source of income in the event of an executive’s involuntary termination of employment.

Perquisites

The Company does not generally provide executives with perquisites other than programs made available to all company employees. However, the Company has provided a car allowance to Mr. Schramm, Mr. Hart and Mr. Riedo, as well as cash in lieu of health care benefits for Mr. Schramm and Mr. Hart, and relocation benefits for Mr. Kreigler. In addition, the Company provides benefits to its officers working overseas that are customary for those locations.

Stock Ownership Guidelines

The Compensation Committee has established guidelines regarding stock ownership for directors. The guidelines state that directors should own at least 10,000 shares of Common Stock. We currently do not require our executive officers to own a particular number of shares of our Common Stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Financial Restatement

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, the stockholders were asked to approve a limit under our Omnibus Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards are generally not considered performance-based under Section 162(m) and, therefore, are generally not deductible by the Company to the extent that overall compensation exceeds $1 million. However, such awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carry-forward.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employee’s interests with those of our stockholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

Mark Rossi

Edward Caudill

Robert Guyett

Jean Lavigne

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid in 2008, 2007 and 2006 to the Company’s “chief executive officer,” “chief financial officer” and the Company’s other executive officers whose total compensation in fiscal year 2008 exceeded $100,000 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)		Stock Awards (4) ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
David J. Schramm (1)	2008	423,800		592,700	248,900	293,000	31,600	(6)	1,590,000
President & Chief Executive Officer	2007	161,200		155,600	109,700	177,500	10,200	(6)	614,200

Alain R. Riedo	2008	284,100	(2)	74,000	—	80,000	82,500	(7)	520,600
Senior Vice President, General Manager of Maxwell Technologies, S.A.	2007	246,300	(2)	111,600	5,000	—	78,500	(7)	441,400
	2006	213,300		111,000	13,000	—	21,500	(7)	358,800

George Kreigler III (1)	2008	263,700		133,800	—	80,000	63,300	(8)	540,800
Senior Vice President Operations	2007	253,800		363,000	—	—	30,200	(8)	647,000

Tim T. Hart (9)	2008	231,200		67,200	73,600	—	29,600	(9)	401,600
Former Vice President—Finance, Chief Financial Officer, Treasurer & Secretary	2007	226,600		59,500	159,300	—	20,200	(9)	465,600
	2006	209,600		127,000	364,000	—	22,300	(9)	722,900

(1)	Mr. Schramm has been employed by us since July 2007. Mr. Kreigler was appointed to his current position and became a named executive officer on April 3, 2007.

(2)	Mr. Riedo’s 2008 salary was 307,200 CHF and was converted to $284,100 for purposes of this proxy statement based on an exchange ratio of 0.9249 to 1, the average exchange rate in 2008. Mr. Riedo’s 2007 salary was 295,200 CHF and was converted to $246,300 for purposes of this proxy statement based on an exchange ratio of 0.8342 to 1, the average exchange rate in 2007.

(3)	The amounts in this column reflect bonus awards earned by the named executive officers under our annual bonus plan, which will be paid in 2009. The 2008 annual bonus plan is discussed in greater detail in “Compensation Discussion and Analysis,” under the heading Annual Incentive Bonuses. As described in “Compensation Discussion and Analysis,” 58% of the bonus will be paid in the form of fully vested restricted stock awards under the 2005 Omnibus Equity Incentive Plan, determined based on the value of our common stock on March 26, 2009. Mr. Schramm will receive 22,658 shares of common stock and $123,065, Mr. Riedo will receive 6,186 shares of common stock and $33,605, and Mr. Kreigler will receive 6,186 shares of common stock and $33,605. Mr. Hart will receive no bonus.

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R, excluding forfeiture estimates relating to service-based vesting conditions. See Note 7 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009 for a discussion of all assumptions made by the Company in determining the SFAS 123R values of its equity awards.

(5)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R, excluding forfeiture estimates relating to service-based vesting conditions. See Note 7 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009 for a discussion of all assumptions made by the Company in determining the SFAS 123R values of its equity awards.

(6)	For 2008 this amount includes $13,000 in car allowance, $9,100 paid in lieu of benefits, $6,400 in benefits and $3,100 in 401(k) matching contributions. For 2007 this amount includes $5,300 in car allowance, $4,000 paid in lieu of benefits, and $900 in benefits.

(7)	For 2008 this amount includes $27,200 for lease payments made on a car provided to Mr. Riedo, $26,000 for Company contributions to the Swiss subsidiary pension plan, $16,600 in per diem for entertainment, $7,200 in benefits and $5,500 in total fuel expense which includes the amount for business purposes. For 2007 this amount includes $17,700 for a car lease, $5,100 for fuel costs, $6,000 in benefits, $20,000 in a per diem for entertainment, $9,500 for vacation payout, and $20,200 for Company contributions to the Swiss subsidiary pension plan. The 2006 amount includes $16,000 in Company contributions to the Swiss subsidiary pension plan and $5,500 in benefits.

(8)	For 2008 this amount includes $43,100 for relocation, $13,300 in benefits and $6,900 in 401(k) matching contributions. For 2007 this amount includes $16,100 in employee relocation costs, $4,200 in 401(k) matching contributions, $9,700 in benefits and a $200 patent award.

(9)	Mr. Hart ceased employment with the company on March 26, 2009. For 2008 this amount includes $13,000 in car allowance, $6,900 in 401(k) matching contributions, $6,700 paid in lieu of benefits and $3,000 in benefits. For 2007 this amount includes $13,000 in car allowance, $3,100 in 401(k) matching contributions and $4,100 in benefits. For 2006 this amount includes $13,000 in car allowance, $500 in 401(k) matching contributions and $8,800 in benefits.

Salary and Bonus in Proportion to Total Compensation

The amount of salary and bonus earned in 2008 in proportion to the total compensation reported for each of our named executive officers was:

•	David Schramm: 45%

•	Alain Riedo: 70%

•	George Kreigler: 64%

•	Tim Hart: 58%

Employment Agreements

In July 2007, the company entered into an employment agreement with Mr. Schramm. The agreement provides for a base salary and an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Schramm’s service is terminated without cause, he will receive an amount equal to his annual base salary at the rate in effect at the time of termination and up to 12 months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s Common Stock and 100,000 restricted shares of the Company’s Common Stock. The options and restricted shares vest over 4 years, so long as Mr. Schramm is continuously employed. On the first anniversary date of Mr. Schramm’s employment 25% of the options vested after that they vest in equal monthly installments for the remaining 3 years. Also, on the first anniversary date of Mr. Schramm’s employment 25% of the restricted shares and the remainder will vest in equal quarterly installments for the next 3 years. If the Company is subject to a Change of Control and Mr. Schramm is subject to an involuntary termination within 12 months of the Change of Control, the agreement provides that all option shares and restricted shares will vest in full.

On April 1, 2008, the Company entered into an amended employment agreement with George Kreigler III. Pursuant to the amended employment agreement, Mr. Kreigler is eligible to receive a one time retention bonus equal to $264,000 (an amount equal to one year of his current base salary) contingent upon his continued employment with the Company through March 1, 2010.

In March 2009, the company entered into an employment agreement with Mr. Royal. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Royal’s service is terminated without cause, he will receive his monthly base salary for six months at the rate in effect at the time of termination. Pursuant to the agreement, Mr. Royal will be granted an option to purchase 100,000 shares of the Company’s Common Stock and 40,000 restricted shares of the Company’s Common Stock. The options and half of the restricted shares vest over 4 years, so long as Mr. Royal is continuously employed by us; the balance of the restricted shares vest based on achievement of performance objectives to be established. If the Company is subject to a Change of Control and Mr. Royal is subject to an involuntary termination within 12 months of the Change of Control, the agreement provides that all option shares and restricted shares will vest in full.

Each of our other named executive officers is party to an employment agreement with the Company that sets forth their base salaries and potential bonus opportunities.

SEE “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” BELOW FOR A DESCRIPTION OF THE SEVERANCE AND CHANGE IN CONTROL BENEFITS APPLICABLE TO EACH OF OUR NAMED EXECUTIVE OFFICERS.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)
David J. Schramm	N/A	460,000	460,000	—	—	—	—	—
David J. Schramm	May 8, 2008	—	—	50,000	—	—	—	537,000
Alain R. Riedo	N/A	71,000	142,100	—	—	—	—	—
Alain R. Riedo	May 8, 2008	—	—	20,000	—	—	—	214,800
George Kreigler III	N/A	63,500	126,900	—	—	—	—	—
George Kreigler III	May 8, 2008	—	—	20,000	—	—	—	214,800
Tim T. Hart	N/A	56,700	113,300	—	—	—	—	—
Tim T. Hart	May 8, 2008	—	—	10,000	—	—	—	114,600

The amounts shown in the “Estimated future payouts under non-equity incentive plan awards” columns reflect our named executive officers’ participation in our 2008 bonus plan, which is discussed in greater detail in “Compensation Discussion and Analysis,” under the heading Annual Incentive Bonuses. The amounts shown in the “target” column represent the minimum payment under the plan if objectives were achieved. The amounts in the “maximum” column represent the maximum payment under the plan, equal to 100% of the chief executive officer’s base salary and 50% of the other officer’s base salary, if objectives were achieved.

On May 8, 2008, each of our executive officers was granted a restricted stock award for our Common Stock under our 2005 Omnibus Plan. These grants vest based upon meeting various departmental or Company performance objectives and completion of one year of service. The performance objectives for the 2008 grants are discussed in greater detail in “Compensation Discussion and Analysis,” under the heading Equity Incentive Awards. For a description of the acceleration provisions applicable to these awards, please see the section entitled “Potential Payments Upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(28) ($)
	Exercisable		Unexercisable
David J. Schramm	53,125	(2)	96,875	(2)	14.20	7/23/2017	—		—
	—		—		—	—	68,750	(3)	348,600
	—		—		—	—	10,000	(4)	50,700
	—		—		—	—	10,000	(5)	50,700
	—		—		—	—	10,000	(6)	50,700
	—		—		—	—	10,000	(7)	50,700
	—		—		—	—	10,000	(8)	50,700

Alain R. Riedo (29)	29,900	(14)	—		7.38	7/23/2012	—		—
	33,000	(15)	—		7.53	11/26/2013	—		—
	20,000	(16)	—		8.35	10/28/2013	—		—
	—		—		—	—	4,417	(17)	22,400
	—		—		—	—	10,000	(18)	50,700
	—		—		—	—	10,000	(19)	50,700
	—		—		—	—	3,500	(20)	17,700
	—		—		—	—	6,667	(21)	33,802
	—		—		—	—	3,500	(22)	17,700

George Kreigler III (30)	—		—		—	—	10,000	(23)	50,700
	—		—		—	—	5,000	(24)	25,400
	—		—		—	—	5,000	(25)	25,400
	—		—		—	—	5,000	(26)	25,400
	—		—		—	—	5,000	(27)	25,400

Tim T. Hart (31)	100,000	(9)	25,000	(9)	13.95	8/16/2015	—		—
	—		—		—	—	5,000	(10)	25,400
	—		—		—	—	5,000	(11)	25,400
	—		—		—	—	5,000	(12)	25,400
	—		—		—	—	5,000	(13)	25,400

(1)	All of the equity awards held by our named executive officers will vest if the Company is acquired as described in greater detail in “Potential Payments Upon Termination or Change in Control” beginning on page 37.

(2)	Mr. Schramm was granted an option to purchase 150,000 shares of our Common Stock under our Omnibus Plan on July 23, 2007. 25% of the shares subject to the option vested on July 23, 2008 with the remaining 75% vesting in equal monthly installments over the following 3 years, provided Mr. Schramm remains in continuous service to the Company.

(3)	Mr. Schramm received 100,000 restricted shares of our Common Stock in July, 2007 under the Omnibus Plan. The shares will vest 25% after one year and the remainder will vest in equal quarterly installments over the next 3 years, provided Mr. Schramm remains in continuous service to the Company. At December 31, 2008, 68,750 shares were not vested of the 100,000 shares granted.

(4)	Mr. Schramm received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain profitability targets, provided Mr. Schramm remains in continuous service to the Company for one year.

(5)	Mr. Schramm received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain gross profit targets, provided Mr. Schramm remains in continuous service to the Company for one year.

(6)

Mr. Schramm received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain re-design and out source manufacturing of one of our BOOSTCAP® ultracapacitor products, provided Mr. Schramm remains in continuous service to the Company for one year.

(7)	Mr. Schramm received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain sales goal of proprietary electrode, provided Mr. Schramm remains in continuous service to the Company for one year.

(8)

Mr. Schramm received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain sales objective of our entire BOOSTCAP® ultracapacitors product line, provided Mr. Schramm remains in continuous service to the Company for one year.

(9)	Mr. Hart was granted an option to purchase 125,000 shares of our Common Stock under the Omnibus Plan on August 16, 2005. 30% of the shares subject to the option vested on August 16, 2006, 30% vested on August 16, 2007, 20% vest on August 16, 2008 and the final 20% would have vested on August 16, 2009 had Mr. Hart remained in continuous service to the Company.

(10)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on August 16, 2005. 100% of the shares would have vested when the Company achieves certain profitability targets, provided Mr. Hart remained in continuous service to the Company for one year.

(11)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares would have vested if the Company achieved certain profitability targets, provided Mr. Hart remained in continuous service to the Company for one year.

(12)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain additional capital targets, provided Mr. Hart remained in continuous service to the Company for one year.

(13)	Mr. Hart received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested had the Company achieved certain fee reduction targets, provided Mr. Hart remained in continuous service to the Company for one year.

(14)	Mr. Riedo was granted an option to purchase 29,900 shares of our Common Stock under our 1995 Stock Option Plan on July 23, 2002. 30% of the shares subject to the option vested on 7/23/2003, 30% vested on 7/23/2004, 20% vested on 7/23/2005 and the remaining 20% vested on 7/23/2006.

(15)	Mr. Riedo was granted an option to purchase 33,000 shares of our Common Stock under our 1995 Stock Option Plan on November 26, 2003. 100% of the shares subject to the option vested on 11/26/2004.

(16)	Mr. Riedo was granted an option to purchase 20,000 shares of our Common Stock under our 1995 Stock Option Plan on October 28, 2003. 30% of the shares subject to the option vested on 10/28/2004, 30% vested on 10/28/2005, 20% vested on 10/28/2006 and the remaining 20% vested on 10/28/2007.

(17)	Mr. Riedo received 4,417 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares will vest if the Company achieves certain profit margin targets, provided Mr. Riedo remains in continuous service to the Company for one year.

(18)	Mr. Riedo received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares will vest when the Company achieves certain sales and margin targets in the High Tension product line, provided Mr. Riedo remains in continuous service to the Company for one year.

(19)

Mr. Riedo received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain re-design and out source manufacturing of one of our BOOSTCAP® ultracapacitor products, provided Mr. Riedo remains in continuous service to the Company for one year.

(20)	Mr. Riedo received 3,500 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Company achieves a certain customer order, provided Mr. Riedo remains in continuous service to the Company for one year.

(21)	Mr. Riedo received 6,667 restricted shares of our Common Stock under the Omnibus Plan on June 22, 2005. 100% of the shares will vest when the Company achieves certain profitability targets, provided Mr. Riedo remains in continuous service to the Company for one year.

(22)	Mr. Riedo received 3,500 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Rossens production line achieves a certain capacity target, provided Mr. Riedo remains in continuous service to the Company for one year.

(23)	Mr. Kreigler received 10,000 restricted shares of our Common Stock under the Omnibus Plan on May 4, 2006. 100% of the shares will vest when the Company achieves certain profitability targets, provided Mr. Kreigler remains in continuous service to the Company for one year.

(24)	Mr. Kreigler received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain gross profit targets, provided Mr. Kreigler remains in continuous service to the Company for one year.

(25)

Mr. Kreigler received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain re-design and out source manufacturing of one of our BOOSTCAP® ultracapacitor products, provided Mr. Kreigler remains in continuous service to the Company for one year.

(26)	Mr. Kreigler received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain sales goal of proprietary electrode, provided Mr. Kreigler remains in continuous service to the Company for one year.

(27)

Mr. Kreigler received 5,000 restricted shares of our Common Stock under the Omnibus Plan on May 8, 2008. 100% of the shares would have vested if the Company achieved certain sales objective our entire BOOSTCAP® ultracapacitors product line, provided Mr. Kreigler remains in continuous service to the Company for one year.

(28)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company Common Stock at the end of fiscal year 2008, which was $5.07 on December 31, 2008. The actual value realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(29)	In 2008 Mr. Riedo forfeited two grants for a total of 11,917 shares of restricted Common Stock under the Omnibus Plan because the period to achieve the performance target had elapsed without the target being achieved. The first forfeited grant of 7,500 shares granted on January 11, 2007 would have vested if the Company achieved certain revenue targets in 2007; the second grant made on January 11, 2007 for 4,417 shares with a performance target to achieve certain inventory utilization targets in 2007 also were forfeited. In 2008 Mr. Riedo had no restricted stock grant(s) vest.

(30)	In 2008 none of Mr. Kreigler’s restricted Common Stock under the Omnibus Plan was forfeited. On July 17, 2008 Mr. Kreigler had one grant of 10,000 restricted shares of our common Stock under the Omnibus Plan granted May 4, 2006 vest, the milestone achieved was the attainment of certain productions targets.

(31)	In 2008 Mr. Hart had two grants for a total of 20,000 shares of restricted Common Stock under the Omnibus Plan forfeit because the period to achieve the performance target had elapsed without the target being achieved. The first forfeited grant of 10,000 shares made on January 11, 2007 with a performance target of certain additional capital targets in 2007; the second grant made on January 11, 2007 for 10,000 shares with a performance target to achieve certain inventory utilization targets in 2007 also were forfeited. In 2008 Mr. Hart had no restricted stock grant(s) vest.

2008 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2008. None of the named executive officers exercised options during fiscal year 2008.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
David J. Schramm	25,500	341,500
	6,250	46,000

George Kreigler III	10,000	129,900

(1)	Value realized is based on the fair market value of our Common Stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

David Schramm

Pursuant to his employment agreement, as amended, if Mr. Schramm’s employment is terminated without cause, he will receive an amount equal to his annual base salary at the rate in effect at the time of termination and up to 12 months of health benefits. If Mr. Schramm’s employment terminates due to death or disability, all stock options granted to Mr. Schramm will become fully vested. In addition, restricted stock that has not yet reached the first vesting date will become fully vested. If the Company is subject to a Change of Control and Mr. Schramm is subject to an involuntary termination within 12 months of the Change of Control, all option shares and restricted shares will vest in full.

Alain R. Riedo

Pursuant to his employment agreement, if Mr. Riedo’s employment is terminated by the Company for any reason, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to his annual base salary in effect on the date of termination.

If Mr. Riedo’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to his annual base salary in effect on the date of termination. In addition, upon the termination of his employment due to death or disability prior to a performance-vesting milestone, all restricted stock awards made to Mr. Riedo will accelerate and vest in full.

If Mr. Riedo’s employment is terminated by the Company within a 2 year period following a change of control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to 2 times his annual base salary. In addition, all stock options held by Mr. Riedo will accelerate and become immediately exercisable upon a change of control of the Company pursuant to which either his compensation or responsibilities as an employee are reduced or the Company moves to a location outside a 30 mile radius of the Company’s existing location, while all restricted stock awards made to Mr. Riedo will vest in full upon a change of control.

George Kreigler III

Pursuant to his employment agreement, as amended, if Mr. Kreigler’s employment is terminated by the company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all stock options then held by Mr. Kreigler will continue to vest according to their terms until the six-month anniversary of the termination date, and shall be exercisable to the extent so vested until the 60th day following the first anniversary of the date of termination. Additionally, the retention bonus of $264,000 will be paid within 30 days of his termination date.

If Mr. Kreigler’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to 6 months of his annual base salary in effect on the date of termination.

In connection with certain changes of control, if Mr. Kreigler’s employment is terminated by the Company without cause or he resigns following the occurrence of certain triggering events, in either case within 3 years after a change of control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to 50% of his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within 1 year), plus a continuation of all benefit coverage for one year. In addition, vesting for all stock options held by Mr. Kreigler will accelerate and become immediately exercisable and all restricted stock granted to Mr. Kreigler will vest. If payment of any of the benefits described above results in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company will pay Mr. Kreigler an additional amount (the “gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a).

Tim T. Hart

Mr. Hart ceased employment with the Company on March 26, 2009. However, the Company calculated potential benefits as of December 31, 2008 and in accordance with SEC rules using the same assumptions as for other executive officers. Pursuant to his employment agreement, as amended, dated August 16, 2005, if Mr. Hart’s employment is terminated by the Company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all stock options then held by Mr. Hart will continue to vest according to their terms until the six-month anniversary of the termination date and shall be exercisable to the extent so vested until the 60th day following the six-month anniversary of the date of termination.

If Mr. Hart’s employment had terminated due to death or disability, he would have been entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to 6 months of his annual base salary in effect on the date of termination. In addition, upon the termination of his employment due to death or disability prior to a performance-vesting milestone, all restricted stock awards made to Mr. Hart would vest in full.

If Mr. Hart’s employment had been terminated by the Company without cause or he resigned following the occurrence of certain triggering events, in either case within 3 years after a change of control of the Company, he would have been entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to one-half his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within 1 year), plus a continuation of all benefit coverages for six months. In addition, all stock options and restricted stock awards held by Mr. Hart would have become fully vested. If payment of these benefits resulted in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company would have paid Mr. Hart an additional amount (the “gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a).

Estimated Payments and Benefits

The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a change of control of the Company described above, as if each officer’s employment terminated as of December 31, 2008, the last business day of the 2008 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause $	Termination without Cause Prior to Change in Control $	Termination due to Death or Disability $	Termination without Cause or Resignation following a Trigger Event after a Change in Control $	Change in Control (no termination of employment) $
David J. Schramm	Severance(1)	—	460,000	460,000	460,000	—
	Option Acceleration(2)	—	—	—	—	—
	Restricted Stock Acceleration(3)	—	602,000	602,000	602,000	602,000
	Health and Welfare(4)		9,100	9,100	9,100	—
	Vacation Payout(1)	42,000	42,000	42,000	42,000	—

	Total Value ($)	42,000	1,113,100	1,113,100	1,113,100	602,000

Alain Riedo	Severance(1)	—	284,100	284,100	568,200	—
	Option Acceleration(2)	—	—	—	—	—
	Restricted Stock Acceleration(3)	—	193,100	193,100	193,100	193,100
	Health and Welfare(4)	—	—	—	—	—
	Vacation Payout(1)	24,500	24,500	24,500	24,500	—

	Total Value ($)	24,500	501,700	501,700	785,800	193,100

George Kreigler III	Severance(1)	—	132,000	132,000	264,000	—
	Option Acceleration(2)	—	—	—	—	—
	Restricted Stock Acceleration(3)	—	152,100	152,100	152,100	152,100
	Health and Welfare(4)	—	4,600	4,600	4,600	—
	Vacation Payout(1)	69,000	69,000	69,000	69,000	—
	Retention bonus(5)		264,000		264,000
	280G Gross-up(6)	—	—	—	—	—

	Total Value ($)	69,000	621,700	357,700	753,700	152,100

Tim T. Hart	Severance(1)	—	116,300	116,300	232,500	—
	Option Acceleration(2)	—	—	—	—	—
	Restricted Stock Acceleration(3)	—	101,400	101,400	101,400	101,400
	Health and Welfare(4)	—	4,600	4,600	4,600	—
	Vacation Payout(1)	64,000	64,000	64,000	64,000	—
	280G Gross-up(6)	—	—	—	—	—

	Total Value ($)	64,000	286,300	286,300	402,500	101,400

(1)	For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary at the end of 2008 and the number of accrued but unused vacation days at the end of 2008.

(2)	The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the change of control (if applicable) occurred on December 31, 2008. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between $5.07, which was the closing price of the Company’s common stock on December 31, 2008, and the exercise price of the option. At December 31, 2008 all unvested options had a strike price less than the current market price.

(3)	The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the change of control (if applicable) occurred on December 31, 2008. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of the Company’s common stock on December 31, 2008.

(4)	Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the change of control set forth in each individual executive’s employment agreement

(5)	Mr. Kreigler’s retention bonus is payable on termination without cause, regardless whether there is a change of control, but is not payable on resignation under any circumstances.

(6)	The calculation of the gross-up payment in the above table is based upon a triggering event in which compensatory payments to an officer have a value greater than three times the executive’s average compensation for the prior five years. If that amount is exceeded, then the calculation reflects an excise tax rate of 20%, a 35% federal supplemental tax rate, a 1.45% Medicare tax rate and a 9.3% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation.

SECURITIES FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Awards and Options	Weighted-Average Exercise Price of Outstanding Awards and Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	2,479,785	$8.28	614,453
Equity compensation plans not approved by security holders (1)	243,030	$8.75	N/A

Total	2,722,815	$8.32	614,453

(1)	On November 9, 1999 (the “Grant Date”), Mr. Carlton Eibl received a special one-time stock option grant (the “Option”) as an inducement for him to accept employment as the Company’s chief executive officer. The Option is a non-qualified stock option to purchase an aggregate of 294,030 shares of the Company’s Common Stock (of which an option to purchase 243,030 share of Common Stock currently remains outstanding) at the purchase price of $8.75 per share. The Option term is a period of 120 months from and after the Grant Date. As of the date of this disclosure, the Option is fully vested.

Under the Option agreement, if Mr. Carlton Eibl ceases to be employed by the Company for any reason other than his death, Mr. Eibl may, during the sixty (60) day period following his termination with the Company, exercise the Option to the extent that the Option was exercisable on the date of his termination. The Option is subject to adjustment by reason of a recapitalization, reclassification, stock split, combination of shares, dividend or other distribution payable in capital stock. The Option may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

RELATED PARTY TRANSACTIONS

Maxwell, SA made payments to Metar Machines (Metar) for commissions on sales of our High Voltage products. Metar has established business relationships in Asia that provide additional sales opportunity for High Voltage products. Montena Ltd is a shareholder of Metar Machines. A member of Maxwell Technologies, Inc. board of directors, José Cortes, is a shareholder of Montena Ltd. Total expense for this non-exclusive sales commission recognized during the years ended December 31, 2008 and 2007 was $260,000 and $119,000, respectively. Included in accounts payable are amounts of $39,000 and $27,000 as of December 31, 2008 and 2007, respectively. All expenses are classified as a Sales and Marketing expense in the Statement of Operations.

Maxwell, SA Pension Plan has provided a long term loan of 700,000 Swiss Francs ($633,000 as of December 31, 2008) to Montena Properties SA. Montena Properties SA is 100% owned by Montena SA. The loan has been negotiated to be completely repaid by December 12, 2010 and bears an interest rate of 4.25%. A member of Maxwell Technologies, Inc’s Board of Directors, Jose Cortes, is also a director of Montena SA, as well as a stockholder. The loan was provided to Montena Properties SA prior to Mr. Cortes becoming a director of Maxwell.

OTHER BUSINESS

The Board does not intend to present any other business at the Meeting and knows of no other matters which will be presented at the Meeting.

INCORPORATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” certain information into this proxy statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This proxy statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s Annual Report, a copy of which is being furnished to you with this proxy statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123.

By Order of the Board of Directors,

David J. Schramm

Secretary

April 9, 2008

San Diego, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

Appendix A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MAXWELL TECHNOLOGIES, INC.

Adopted in accordance with the provisions of

Section 242 of the General Corporation Law

of the State of Delaware

The undersigned, David J. Schramm, Chief Executive Officer of MAXWELL TECHNOLOGIES, INC., a corporation existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

FIRST:    The Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on February 17, 1987.

SECOND:    That Article FOURTH of the Restated Certificate of Incorporation is amended to read as follows:

“The total number of shares of all classes of stock which the corporation shall have the authority to issue is Forty Five Million (45,000,000) shares, consisting of Forty Million (40,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”) and Five Million (5,000,000) shares of Preferred Stock, par value $0.10 per share (the “Preferred Stock”). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.”

THIRD:    That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed on its behalf by its Chief Executive Officer this     th day of May, 2009.

David J. Schramm, Chief Executive Officer

A-1

Appendix B

CHARTER

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

MAXWELL TECHNOLOGIES, INC.

I.	Organizational Matters

A.	Formation: Purpose. The Audit Committee is appointed by the Board to assist the Board in fulfilling their oversight responsibility to shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, the independent auditors, the internal auditors and management of the Company.

B.	Membership Qualifications.

1.	The Audit Committee shall be comprised of at least three (3) members of the Company’s Board of Directors.

2.	Members of the Audit Committee shall have no relationship that may interfere with their independence from management and the Company or with the exercise of their duties as committee members.

3.	Each member shall meet the independence standards of (a) Rule 4200(a)(14) of the Nasdaq Marketplace Rules (during such time as the Company’s Common Stock is quoted on the Nasdaq Stock Market), or of the exchange on which the Company’s securities are listed, (b) Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and (c) the rules and regulations of the Securities and Exchange Commission (“SEC”).

4.	All members shall be financially literate, and at least one member of the Audit Committee shall qualify as an Audit Committee financial expert under Item 401(h) of SEC Regulation S-K.

C.	Powers of the Committee. In the exercise of its responsibilities hereunder:

1.	The Audit Committee shall have the sole authority to appoint and, when deemed appropriate, replace the Company’s independent auditors.

2.	The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee, and the Company shall provide appropriate funding for the compensation of such consultants.

3.	The Audit Committee shall have full and unfettered access to all books, records, facilities, and personnel of the Company.

4.	The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

5.	The Audit Committee may form and delegate authority to subcommittees consisting of one or more members as appropriate, including the authority to grant pre-approvals of permitted non-audit services, provided that any decision of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next meeting.

D.	Review of Charter. The Audit Committee shall review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

II.	Responsibilities of the Audit Committee

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process and the underlying system of internal controls on behalf of the Board and report the results of its activities to the Board. The Audit Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

A.	Appointment and Review of Independent Auditors.

1.	Appoint the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board. The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee, as representatives of the Company’s shareholders. The independent auditing firm may not be appointed if any senior management personnel of the Company had been employed by such firm and had participated in any audit of the Company during the one-year period preceding the initiation of the current audit.

2.	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditors. Ensure the rotation of audit personnel as required by law.

3.	Pre-approve the fees to be paid to the independent auditors for audit services.

4.	Oversee the work of the independent auditors, including resolution of any disagreements between management and the independent auditors regarding financial reporting issues.

5.	Pre-approve the retention of the independent auditors for any non-audit service and the fee for such service, subject to the de minimus exception contained in Section 10A(i)(1)(B) of the Exchange Act (which services shall be approved by the Audit Committee prior to completion of the audit for such year). With respect to general tax analysis and advice, such pre-approval may be on an annual basis based on the expected activities for the succeeding year. Such non-audit services may not include any services prohibited by law.

6.	Receive periodic reports from the independent auditors regarding the auditor’s independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, discuss such reports with the auditors, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

7.	Evaluate the performance of the independent auditors and, whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis. If so determined by the Audit Committee, replace the independent auditors.

8.	Recommend guidelines for the Company’s hiring of employees of the independent auditors who participated in any capacity in the audit of the Company.

B.	Audit Planning and Review and Related Matters.

1.	Meet with the independent auditors prior to the audit to review the overall scope of the audit, the planning and staffing thereof and the proposed fees therefor.

2.	Review with management and the independent auditors the annual audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K).

3.	Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management.

4.	Discuss with management and the independent auditors the adequacy and effectiveness of the Company’s financial staff and accounting and financial controls, including the Company’s systems to monitor and manage business risk, and the Company’s legal and ethical compliance programs.

5.	Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

6.	Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

8.	Discuss with the independent auditors significant matters with respect to which they consulted their national office, and, if so determined by the Audit Committee, discuss such matters with the national office of the independent auditors.

9.	Meet with the chief financial officer and the independent auditors in separate executive sessions to discuss issues relating to the annual audited financial statements. Inquire of the independent auditors as to whether any director, officer or employee of the Company has attempted to fraudulently influence, coerce, manipulate or mislead the auditors.

10.	Review any disclosures made to the Audit Committee by the chief executive officer and/or chief financial officer during their certification process for the Form 10-K regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

11.	Obtain confirmation from the independent auditors that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

12.	Review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

13.	Based upon its reviews and discussions, the Audit Committee shall recommend to the Board of Directors as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

14.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

15.	Review the content and clarity of communications with the public regarding annual operating results prior to their release.

C.	Review of Quarterly Financial Statements and Related Matters.

1.	Review with management and the independent auditors the Company’s quarterly financial statements and management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Form 10-Q.

2.	Review with management and the independent auditors the results of the independent auditors’ reviews of the quarterly financial statements.

3.	Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management.

4.	Discuss with the independent auditors significant matters with respect to which they consulted their national office, and, if so determined by the Audit Committee, discuss such matters with the national office of the independent auditors.

5.	Meet each quarter with the chief financial officer and the independent auditors in separate executive sessions to discuss issues relating to the quarterly financial statements. Inquire of the independent auditors as to whether any director, officer or employee of the Company has attempted to fraudulently influence, coerce, manipulate or mislead the auditors.

6.	Review any disclosures made to the Audit Committee by the chief executive officer and/or chief financial officer during their certification process for the Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

7.	Review the content and clarity of communications with the public regarding operating results for each of the first three fiscal quarters of each year prior to their release.

D.	General Oversight Responsibilities.

1.	Review the content and clarity of all material communications with the public regarding changes in financial projections prior to their release.

2.	Meet periodically with management to review the Company’s major risk exposures, including financial, industry and operational risks, and the steps management has taken to monitor and control such exposures.

3.	At least annually, review the Company’s “critical accounting policies” with management and the independent auditors.

4.	Review major changes to the Company’s auditing and accounting policies, principles and practices as suggested by the independent auditors or management.

5.	Obtain reports from management, and, if so determined by the Audit Committee, from the independent auditors that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s code of conduct, including disclosures of insider and affiliated party transactions.

6.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

7.	Review with counsel legal compliance matters including corporate securities trading policies and other legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

8.	Establish procedures for receiving, retaining and investigating reports of illegal acts involving the Company detected by the independent accountants or others and, in accordance with such procedures, supervise the investigation of such reports of illegal acts, review the actions taken or to be taken by the Company to remediate such illegal acts, and, if appropriate, recommend further action by the Board of Directors. Establish procedures for the confidential, anonymous submission by employees of the Company and others of concerns or complaints regarding questionable accounting or auditing matters, and investigate any such concerns or complaints.

9.	Review and approve all related party transactions (as defined in Section 404 of Regulation S-K) involving the Company.

10.	Review and discuss with management and the independent auditors new or proposed accounting rules or pronouncements that may affect the Company.

11.	Review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

MAXWELL TECHNOLOGIES, INC. David J. Schramm 9244 BALBOA AVENUE SAN DIEGO, CA 92123

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For All” the following.
1.	Election of Directors	☐	☐	☐	___________________________________________

Nominees

01	José L. Cortes 02 Edward Caudill	03 Roger Howsmon

The Board of Directors recommends you vote FOR the following proposal(s).						For	Against	Abstain

2	Approve an amendment to the Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock which the Board of Directors may authorize to be issued from time to time in one or more series, with such rights, preferences and restrictions as are fixed by the Board of Directors.					☐	☐	☐

3	Ratification of the appointment of McGladrey & Pullen, LLP as our independent public accountants for the fiscal year ending December 31, 2009					☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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MAXWELL TECHNOLOGIES, INC.

This proxy is solicited on behalf of the Board of Directors

For the Annual Meeting of Stockholders

May 20, 2009 11:00 A.M PDT

The stockholder(s) hereby appoint(s) David J. Schramm and George Kreigler, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MAXWELL TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m, PDT on May 20, 2009, at the Hilton San Diego Mission Valley, 901 Camino Del Rio South, San Diego, California 92108, and any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND “FOR” PROPOSAL 2 AND 3. The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2009 Annual Meeting of Stockholders and accompanying Proxy Statement dated April, 2009

Address change/comments:

____________________________________________________________________________________

____________________________________________________________________________________

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side